Exhibit 99.1

VIRGIN MEDIA FINANCE PLC

NOTICE OF FULL REDEMPTION OF

$550,000,000 OF 9.125% SENIOR NOTES DUE 2016

(THE “NOTES”)

(ISIN No. US62941FAH10; CUSIP No. 62941FAH1)

Pursuant to Section 3.03 of the Indenture dated as of July 25, 2006 (the “Indenture”), among Virgin Media Finance PLC (formerly known as NTL Cable PLC) (the “Issuer”), Virgin Media Inc. (formerly known as NTL Incorporated), Virgin Media (UK) Group, Inc. (formerly known as NTL (UK) Group, Inc.), Virgin Media Communications Limited (formerly known as NTL Communications Limited), Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Virgin Media Holdings Inc. (formerly known as NTL Holdings Inc. and successor to Communications Cable Funding Corp.), Virgin Media Group LLC (formerly known as NTL:Telewest LLC), The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee and Paying Agent (the “Trustee”) and The Bank of New York Mellon (Luxembourg) S.A. (formerly known as The Bank of New York (Luxembourg) S.A.), as Luxembourg Paying Agent (the “Luxembourg Paying Agent”) and which governs the Notes, notice is hereby given that the Issuer has elected to, and will, redeem the Notes, in whole, on July 26, 2011 (the “Redemption Date”) as permitted under Section 3.07(b) of the Indenture.  The Record Date of the redemption is July 25, 2011.  Capitalized terms used but not defined herein shall have the meanings given in the Indenture.

The Notes will be redeemed at a redemption price (the “Redemption Price”) of 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as set forth in Section 3.07(b) of the Indenture.  Accrued and unpaid interest up to, but excluding, the Redemption Date will also be paid.

The Redemption Price will be paid to Holders on or after the Redemption Date, upon surrender to The Bank of New York Mellon, as Paying Agent, of the Notes redeemed. Unless the Issuer defaults in paying the Redemption Price, or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture, interest on the Notes will cease to accrue on and after the Redemption Date.

To collect the Redemption Price, the Notes must be surrendered for redemption, at the office of the Paying Agent shown below, at any time on or after the Redemption Date:

The Bank of New York Mellon

101 Barclay Street, Floor 21W

New York, New York 10286

United States

Attention: Corporate Trust Administration

The ISIN number indicated above are included solely for the convenience of the Holders of the Notes. The Issuer is not responsible for the use or selection of these numbers, nor is any representation made as to the correctness or accuracy of such numbers printed on the Notes or as listed in this notice of redemption.

[Signature page follows]

Dated: June 17, 2011

Virgin Media Finance PLC

By:	/s/ Robert Mackenzie
Robert Mackenzie
Secretary and Director

[Redemption Notice]